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                                                                    EXHIBIT 5(a)

                          [KING & SPALDING LETTERHEAD]

                              191 PEACHTREE STREET
                          ATLANTA, GEORGIA 30303-1763
                            TELEPHONE: 404/572-4600
                            FACSIMILE: 404/572-5100


DIRECT DIAL:                                                         DIRECT FAX:

                                January 29, 1997


Post Properties, Inc.
Post Apartment Homes, L.P.
3350 Cumberland Circle
Suite 2200
Atlanta, Georgia  30339

       Re: Post Apartment Homes, L.P. -- $175,000,000 Aggregate Principal Amount of Medium-Term Notes Due Nine Months or More from Date of Issue

Ladies and Gentlemen:

       We have acted as counsel for Post Properties, Inc., a Georgia corporation (the "Company"), and Post Apartment Homes, L.P., a Georgia limited partnership (the "Operating Partnership"), in connection with the registration under the Securities Act of 1933, as amended, of $175,000,000 aggregate principal amount of Medium-Term Notes Due Nine Months or More from Date of Issue (the "Notes") pursuant to a Prospectus Supplement dated January 29, 1997 (the "Notes Prospectus Supplement").

       In connection with this opinion, we have examined and relied upon such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to form the basis for the opinions hereinafter set forth. In all such examinations, we have assumed the genuineness of signatures on original documents and the conformity to such original documents of all copies submitted to us as certified, conformed or photographic copies, and as to certificates of public officials, we have assumed the same to have been properly given and to be accurate. As to matters of fact material to this opinion, we have relied upon statements and representations of representatives of the Company and of public officials.

       We have assumed that the execution and delivery of, and the performance of all obligations under, an indenture (the "Indenture") dated as of September 25, 1996 between the Operating Partnership and Sun Trust Bank, Atlanta, as trustee (the "Trustee") will be duly authorized by all requisite action by the Trustee, and that the Indenture was duly executed and delivered by, and is a valid and binding agreement of, the Trustee, enforceable against the Trustee in accordance with its terms.

       This opinion is limited in all respects to the federal laws of the United States of America and the laws of the States of Georgia and New York, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect which such laws may have on the


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Post Properties, Inc.
Post Apartment Homes, L.P.
January 29, 1997
Page 2
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opinions expressed herein.  This opinion is limited to the matters stated
herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

             Based upon the foregoing, and the other limitations and qualifications set forth herein, we are of the opinion that:

        (i) The Operating Partnership is a validly existing limited partnership under the laws of the State of Georgia; and

        (ii) Upon the issuance and sale thereof as described in the Notes Prospectus Supplement and, when executed by the Operating Partnership and duly authenticated by the Trustee in accordance with the terms of the Indenture, the Notes will (x) be valid and binding obligations of the Operating Partnership, enforceable against the Operating Partnership in accordance with their terms and (y) be entitled to the benefits of the Indenture.

              The opinions set forth above are subject, as to enforcement, to
(i) bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors' rights generally, and
(ii) general equitable principles (regardless of whether enforcement is considered in a proceeding in equity or law).

              This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur which could affect the opinions contained herein. This letter is being rendered solely for the benefit of the Operating Partnership in connection with the matters addressed herein. This opinion may not be furnished to or relied upon by any person or entity for any purpose without our prior written consent.

                                          Very truly yours,

                                          KING & SPALDING